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                    MASTER EQUIPMENT LEASE AGREEMENT


    This Master Equipment Lease Agreement, dated May 24, 1996
("Agreement"), is by and between American Testing and Engineering
Corporation, an Indiana corporation ("Lessor"), and ATC Environmental Inc., a Delaware corporation ("Lessee").


                                Recitals

    A. Lessor and Lessee entered into an Agreement for Sale and Purchase of Business Assets, dated May 24, 1996 ("Purchase Agreement"), pursuant to which Lessee will purchase certain assets and assume certain liabilities of Lessor.

    B. The Purchase Agreement provides that, concurrent with the closing of the transactions contemplated by the Purchase Agreement, Lessor and Lessee (collectively, the "Parties") will enter into this Agreement.

                                 Terms

    In consideration of the foregoing and the mutual covenants and obligations set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, Lessor and Lessee, each intending to be legally bound, agree as follows:

                          ARTICLE I.  LEASING

    1.1. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment and other fixed assets listed in Exhibit A attached hereto and by reference made a part hereof (collectively, the "Equipment"). Exhibit A also lists the location (city and state) where each item of Equipment is permanently located as of the date of this Agreement.


                  ARTICLE II.  TERM, RENT AND PAYMENT

    2.1. The term of this Agreement ("Term") shall begin on the date of this Agreement ("Origination Date") and end on the sixth anniversary of the date of this Agreement or such earlier date as this Lease shall be terminated pursuant to its terms ("Termination Date").

    2.2. Rent shall be paid to Lessor at 8653 Bash Street, Indianapolis, Indiana 46256 or at such other address as shall have been designated by Lessor to Lessee in accordance with the notice provisions set forth in
Section 18.2 of this Agreement. If rent is not paid within fifteen (15) days of its due date, Lessee shall pay a late charge of one percent (1%)
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of the amount of such rent but not exceeding the lawful maximum;
provided, however, that such late payment(s) and late charge(s) shall be accepted at the option of Lessor and, until acceptance, nothing shall prejudice the right of Lessor to declare a default hereunder for non-payment of rent. All sums due under this Agreement shall be without relief from valuation and appraisement laws.

    2.3.  Rent for the Equipment shall be due and payable as follows:
(a) on the date of this Agreement, $3,000,000, and (b) monthly in arrears on the first day of each month in the amount of (i) $298,333.33 per month for months 1 through 12 of the Term, (ii) $215,833.33 per month for months 13 through 24 of the Term, and (iii) $215,000.00 per month for months 25 through 36 of the Term. No rent payments are due hereunder from months 37 through 72.

    2.4. Lessor shall have the option of terminating this Agreement at the end of any lease year by giving written notice thereof to Lessee at least 30 days prior to the end of such lease year. Upon such termination, Lessor shall reimburse to Lessee an amount of money equal to the amount by which the amount of rent paid to the termination date exceeds the amount of rent earned to that date, assuming the rent paid or to be paid pursuant to Section 2.3 is earned equally over the anticipated six (6)-year term of this Agreement.

    2.5. Lessee shall have the option of terminating this Agreement at the end of the first lease year or any lease year thereafter if, during Lessee's most recent completed fiscal year, Lessee, using its best efforts, shall not have generated from the Equipment, the Purchased Assets (as defined in the Purchase Agreement) and the business acquired from Lessor pursuant to the Purchase Agreement and agreements related thereto (collectively, the "Acquired Business"), at least $30 million in annualized gross revenue ("Revenue Target"). In the event Lessee shall have disposed of or no longer be actively engaged in any portion of the Acquired Business, the Revenue Target shall be prorated to reflect the same. In order to exercise this option, Lessee shall give Lessor written notice at least 30 days prior to the end of the lease year. Lessee shall not be obligated to make any further rent payments after the lease termination, but all payments paid or due to have been paid on or before the lease termination date pursuant to Section 2.3 will be deemed to have been fully earned by Lessor.

                      III.  LOCATION OF EQUIPMENT

    3.1. During the Term, the Equipment shall be located at locations owned or leased from time to time by Lessee, except for temporary periods during which field equipment shall be taken from such location for use or maintenance or as otherwise agreed in writing by Lessor. Lessee agrees annually or as otherwise reasonably requested by Lessor to notify Lessor in writing of any change in the permanent location of any piece of Equipment from the location listed in Exhibit A or the last address of which Lessee shall have advised Lessor for such Equipment. Lessee

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acknowledges that Lessor will rely on such information in filing sales tax returns and paying sales taxes in connection with the Equipment.

                        IV.  TITLE TO EQUIPMENT

    4.1. Title to the Equipment shall at all times during the Term remain in Lessor exclusively. Until an event of default, Lessee shall be entitled to possession. Lessee, at its own expense, shall protect and defend the title of Lessor from and against claims asserted based on acts or omissions of Lessee or its agents and shall give Lessor prompt notice of any other challenges to such title of which it receives notice.
Lessee shall keep the Equipment and this Agreement free and clear from all attachments, liens, encumbrances, claims and charges of every kind (except those caused by Lessor), shall give Lessor immediate written notice thereof and shall indemnify and save Lessor harmless from any loss or damage caused thereby. The Equipment is and shall remain personal property during the term of this Agreement, irrespective of its use or manner of attachment to realty. Except as such may exist on the Origination Date, Lessee will not cause or permit the Equipment to be installed into realty or attached to realty in such manner that it might become subject to any lien or right of any person or entity having an interest in such realty.

    4.2. At all times during the Term, Lessor shall keep the Equipment free and clear of all liens, mortgages, attachments, security interests, pledges, changes, encumbrances and claims arising from the acts or omissions of Lessor except for the protective security filings by Lessor under Section 18.1 of this Agreement ("Liens"). If any Lien shall be asserted against the Equipment or if any bankruptcy or insolvency proceedings shall be instituted against Lessor, Lessee's obligation to make any lease payments shall be delayed until such Lien is removed or proceeding dismissed; provided, however, that all rights which would have accrued during the pendency of any Lien but for the provisions of this section shall become immediately due and payable upon such removal or dismissal. Upon removal of such Lien or dismissal of such proceeding, all amounts which otherwise would have been due during the pendency of such Lien or proceeding shall immediately become due and payable. If the Lien is not removed within sixty (60) days, Lessee shall have the right to clear such Lien and set off amounts reasonably expended by Lessee therefor.

                       V.  TAXES AND REGISTRATION

    5.1. Lessee shall have no liability for sales taxes or its equivalent ("Sales Taxes") due as a result of the transactions described in this Agreement or federal, state or local taxes which are on or measured by the net income or gross receipts of Lessor. Lessee shall report and pay promptly all other taxes, registrations, fees and assessments due, assessed or levied against the Equipment (or the leasing, possession, use or operation thereof), or Lessee by any foreign, federal, state or local government or taxing authority during or related to the Equipment or this Agreement (including, without limitation,

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penalties, fines or interest thereon) during the Term (collectively,
"Other Taxes"). For clarification, Lessee shall be responsible for payment of personal property or like taxes only to the extent that taxable value is calculated according to historical means of personal property assessment (e.g., based on depreciated original cost). Upon request, Lessor shall (i) reimburse Lessee upon receipt of written request for reimbursement of any Sales Taxes charged or assessed against Lessee or (ii) submit to Lessee written evidence of Lessor's payment of Sales Tax. Lessee shall (i) reimburse Lessor upon receipt of written request for reimbursement for any Other Taxes charged to or assessed against Lessor, (ii) submit to Lessor written evidence of Lessee's payment of Other Taxes, and/or (iii) on all reports or returns, show Lessor's ownership of the Equipment, and send a copy thereof to Lessor. Lessor hereby designates Lessee as its attorney-in-fact for the sole purpose of registration of any and all vehicles included as Equipment.

                      VI.  REPORTS AND INSPECTION

    6.1. Upon notification thereof, Lessee and Lessor shall immediately notify each other in writing of the attachment of any tax or other Lien to the Equipment and of the full particulars thereof.

    6.2. Lessee shall permit Lessor to inspect the Equipment during normal business hours.

    6.3. Lessee shall promptly and fully report to Lessor in writing if the Equipment is lost or damaged (where the estimated repair costs would exceed ten percent (10%) of its then fair market value), or is otherwise involved in an accident causing personal injury or property damage.

                        VII.  USE AND OPERATION

    7.1 Lessee agrees that the Equipment shall be used solely in the conduct of its business and in a manner complying with all applicable federal, state, and local laws and regulations.

    7.2 Lessee shall not assign, mortgage, sublet or hypothecate the Equipment, or the interest of Lessee hereunder without Lessor's prior written consent.

                   VIII.  MAINTENANCE; MODIFICATIONS

    8.1. Lessee, at its sole expense, shall maintain the Equipment in good operating order, repair, condition and appearance in accordance with manufacturer's recommendations, normal wear and tear excepted. Lessee shall not remove the existing Equipment plates, tags or identifying labels showing Lessor's ownership and shall promptly affix such identification to any replacement Equipment under Section 11.1.

    8.2. Lessee shall not, without the prior written consent of Lessor, affix or install any accessory, equipment or device on the Equipment if

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such addition will impair the originally intended function or use of the
Equipment. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to the Equipment which are not readily removable shall be made only in compliance with applicable law, including Internal Revenue Service guidelines, and shall become Equipment, as defined herein.

    8.3. Any alterations or modifications to the Equipment that may, during the term hereof, be required to comply with any law, rule or regulation shall be made at Lessee's expense.

                          IX.  LOSS OR DAMAGE

    9.1. Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, the Equipment. Lessee shall not be released from the payment of any rent or any sum which may become due hereunder by reason of any loss of or damage to the Equipment except to the extent such shall have resulted from a breach of Lessor's warranty set forth in Section 17.2(b). Lessee agrees that Lessor shall not incur liability to Lessee for any loss of business, loss of profits, expenses, or any damages resulting to Lessee by reason of any delay caused by any non-performance, defective performance or breakdown of the Equipment.

    9.2 Lessee acknowledges that this is a master lease agreement and that the consideration provided under this Agreement relates to the Equipment in aggregate and that such consideration is less than that which would have been charged had each item of Equipment been valued individually. Accordingly, in the event any one or more items of Equipment becomes lost, stolen, destroyed, damaged, inoperable or otherwise defective after the Origination Date, Lessor shall be under no obligation to replace or repair such Equipment, nor shall there be any reduction in the consideration to be paid under Sections 2.2 or 11.1 or otherwise by Lessee under this Agreement.

    9.3. The Parties acknowledge that the Equipment includes certain leasehold improvements and fixtures (collectively, "Leasehold Improvements") related to certain real estate leases assumed by Lessee and certain real estate sublet by Lessee from Lessor (collectively, "Real Estate Agreements"). The Leasehold Improvements are being leased to Lessee hereunder to the extent permitted by, and subject to the provisions of, the appropriate Real Estate Agreement. To the extent permitted by, and subject to the provisions of, the appropriate Real Estate Agreement, upon the conclusion of the term of such agreement, the Leasehold Improvements may be removed and relocated by Lessee, provided that Lessee shall be liable for any damage which may have been caused by such removal and relocation.

                             X.  INSURANCE

    10.1. Lessee agrees, at its expense, to keep all the Equipment insured for such amounts and against such hazards as Lessor reasonably may require, including, but not limited to, insurance for damage to or

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loss of the Equipment and liability coverage for personal injuries, death or property damage, with Lessor named as additional insured and with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. All such policies shall be with companies, and on terms reasonably satisfactory to Lessor. Lessee agrees to deliver to Lessor evidence of insurance satisfactory to Lessor. With respect to a liability claim against Lessor, Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance with respect to the Equipment, and to make adjustments with insurers and to receive payment of and execute or endorse all documents and instruments in connection with payments made as a result of such insurance policies. Any expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. Lessee will not make adjustments with insurers except
(a) with respect to claims for damage to the Equipment where the repair costs do not exceed ten percent (10%) of its fair market value, or
(b) with Lessor's written consent. Lessor shall, at its option, apply proceeds from property damage insurance (after deduction of any applicable expenses), to repair or replace the Equipment or any portion thereof, or satisfy any obligation of Lessee to Lessor hereunder. To the extent Lessor purchases replacements for any Equipment, such replacements shall be deemed to be Equipment and shall be governed by the terms of this Agreement.

                 XI.  PURCHASE OPTION/LEASE TERMINATION

    11.1. As long as no material default exists and termination shall not have resulted from an exercise by Lessee of its termination rights under Section 2.5, Lessee may purchase all, but not less than all, of the Equipment on an AS IS basis for a cash consideration of One Million Seven Hundred Thousand and no/100 Dollars ($1,700,000.00) as of the Termination Date. The parties agree that such price is an agreed good faith estimate of the value of the Equipment as of such date. The option to purchase shall be exercised by Lessee giving to Lessor, at least sixty (60) days before the Termination Date, written notice of Lessee's intention to exercise such option.

    11.2.  Unless Lessee exercises the purchase option described in
Section 11.1, as of the Termination Date, regardless of the cause of such termination, Lessee shall, at its expense: (a) perform any repairs required to place each item of Equipment in good working order; (b) cause the Equipment to be de-installed, disassembled and crated by a person acceptable to Lessor, and (c) return the Equipment to a location Lessor shall direct.

                             XII.  DEFAULT

    12.1. Lessor may in writing declare this Agreement in default upon any of the following events: (a) Lessee breaches its obligation to pay rent or any other sum when due and fails to cure the breach within five
(5) days after notice thereof, provided that an act of default shall not be deemed to have occurred hereunder relative to a dispute regarding the

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exercise of set-off rights during the pendency of proceedings under
Section 1.04 of the Purchase Agreement in connection therewith;
(b) Lessee breaches any of its insurance obligations; (c) Lessee breaches any of its other obligations and fails to cure that breach within ten
(10) days after notice thereof; (d) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading;
(e) Lessee becomes insolvent or ceases to do business as a going concern;
(f) the Equipment is illegally used; or (g) a petition is filed by or against Lessee under any bankruptcy or insolvency laws.

    12.2. After default, Lessee, without further demand, shall pay to Lessor all rent, Purchase Consideration and other sums due or to become due under this Agreement, together with costs of collection and reasonable attorneys' fees. In the event all such payments (including Purchase Consideration) are not promptly made, title to the Equipment shall be vested in Lessor. Lessee shall promptly, at its expense:
(a) perform any repairs required to place each item of Equipment in good working order for its intended purpose; (b) cause the Equipment to be de-installed, disassembled and crated by a person acceptable to Lessor, and
(c) return the Equipment to a location Lessor shall direct. Lessor may, but shall not be required to, sell the Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale; or Lessor may lease, dispose of or keep idle the Equipment; and Lessor may use Lessee's premises for any or all of the foregoing without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (a) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or disposing of Equipment; (b) to pay Lessor all sums due from Lessee hereunder (with sums for Purchase Consideration being applied last); and (c) any surplus shall be retained by Lessor. Lessee promptly shall pay any deficiency.

    12.3. These remedies are cumulative, and any may be exercised in lieu of or in addition to each other or any remedies at law or in equity. Lessee waives notice of sale or other disposition, the time and place thereof, and the manner and place of any advertising. Waiver of any default shall not be a waiver of any other default.

                           XIII.  ASSIGNMENT

    13.1. Neither Lessor nor Lessee may assign this Agreement without the other party's prior written consent, which consent from Lessee shall not be unreasonably denied or delayed but which Lessor may grant or deny in its sole discretion. Lessee and Lessor hereby waive and agree not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which it has or may at any time have against the other party for any reason whatsoever, except to the extent specifically provided in this Agreement or the Purchase Agreement.

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                      XIV.  NET LEASE; NO SET-OFF

    14.1. This Agreement is a net lease. Lessee's obligation to pay rent and other amounts due shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, the rent or other amounts due, except to the extent specifically provided in the Purchase Agreement or this Agreement. This Agreement shall not terminate or affect the obligations of Lessee by reason of any defect in or damage to, or loss of possession, use or destruction of, the Equipment.

                          XV.  INDEMNIFICATION

    15.1. Lessee agrees to indemnify and hold harmless Lessor, its Affiliates (as defined in the Purchase Agreement) and their successors from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including reasonable attorneys' fees (collectively, "Damages"), arising out of (i) the ownership of Equipment during the Term, and the delivery, lease, possession, maintenance, use, condition, return or operation of the Equipment; (ii) the condition of the Equipment sold or disposed of after use by Lessee; or (iii) the breach of any representation, warranty or covenant of Lessee hereunder. Lessee shall defend any actions based on this provision.

    15.2. Lessor agrees to indemnify and hold hereunder Lessee, its Subsidiaries (as defined in the Purchase Agreement) and their successors from and against any and all Damages arising out of the breach of any representation, warranty or covenant of Lessor hereunder.

                            XVI.  DISCLAIMER

    16.1. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 17.2, LESSOR DOES NOT MAKE, AND HAS NOT MADE, ANY WARRANTY OR REPRESENTATION, AND SPECIFICALLY DISCLAIMS ANY SUCH WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT, INCLUDING ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE.

       XVII.  REPRESENTATIONS AND WARRANTIES OF LESSEE AND LESSOR

    17.1. Lessee hereby represents and warrants to Lessor that on the Origination Date hereof:

         (a) Lessee has adequate power to enter into, and perform under, this Agreement and all related documents (collectively, "Documents") and is duly qualified to do business as necessary to carry on its business and operations.

         (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding

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    agreements, enforceable in accordance with their terms.

         (c) No approval, consent or withholding of objections is required from any governmental authority with respect to the execution by Lessee of the Documents.

         (d) The execution and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Articles of Incorporation or By-Laws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon the Equipment pursuant to any indenture, mortgage, credit agreement or other instrument to which Lessee is a party.

         (e) There are no suits or proceedings pending or threatened in court or before any administrative agency against Lessee which would adversely affect Lessee's ability to fulfill its obligations hereunder.

         (f) Lessee is and will be validly existing and in good standing under the laws of the state of its incorporation.

         (g) The Equipment will at all times be used for commercial or business purposes.

    17.2. Lessor hereby represents and warrants to Lessee that on the date hereof:

         (a) Lessor has good, clear and sufficient title to the Equipment, free and clear of all Liens other than those imposed in connection with the Assumed Liabilities, as defined in the Purchase Agreement.

         (b) Each item of Equipment having a depreciated value on Lessor's books greater than Five Thousand and no/100 Dollars ($5,000.00) will be in fully operational condition (except for usual wear and tear which is not such as to affect their operability.)

         (c) Lessor has adequate power to enter into, and perform under, the Documents and is duly qualified to do business as necessary to carry on its businesses and operations.

         (d) The Documents have been duly authorized, executed and delivered by Lessor and constitute valid and binding agreements, enforceable in accordance with their terms.

         (e) No approval, consent or withholding of objections is required from any governmental authority with respect to the execution by Lessor of the Documents.

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         (f)  The execution and performance by Lessor of the
    Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessor or any provision of Lessor's Articles of Incorporation or By-Laws; or (ii) result in any breach of, constitute a default under, or result in the creation of any lien, change, security interest or other encumbrance upon the Equipment pursuant to any indenture, mortgage, credit agreement or other instrument.

         (g) There are no suits or proceedings pending or threatened in court or before any administrative agency against Lessor which would adversely affect Lessor's ability to fulfill its obligations hereunder.

         (h) Lessor is and will be validly existing under the laws of its state of incorporation.

                         XVIII.  MISCELLANEOUS

    18.1. Lessee authorizes Lessor to execute and file protective financing statements signed only by Lessor on the Equipment and agrees that any filing fees incurred shall be paid by Lessee. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor.

    18.2. Time is of the essence under this Agreement. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail or nationally recognized overnight courier service to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. Notice shall be deemed given three (3) business days after mailing or one (1) business day after delivery to an overnight courier service. This Agreement and any Schedule hereto constitute the entire agreement of the parties with respect to the subject matter hereof. No variation or modification of this Agreement or any waiver of any of its provisions or conditions shall be valid unless in writing and signed by an authorized representative of the Parties hereto.

    18.3. Any rent or other amount not paid to Lessor when due hereunder (subject to Lessee's set off rights under the Purchase Agreement) shall bear interest at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

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    18.4.  This Agreement shall be governed by the laws of the State of
Indiana, without giving effect to its choice of laws provisions, regardless of the location from time to time of the Parties or the Equipment.

    IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                LESSEE:

AMERICAN TESTING &
  ENGINEERING CORPORATION              ATC ENVIRONMENTAL INC.


By: /s/ Gerald D. Mann                 By: /s/ Nicholas J. Malino
    ---------------------------            ---------------------------
    Gerald D. Mann, President              Nicholas J. Malino
                                           Senior Vice President